For period ending   June 30, 2012          77D

File number 811-6637

At the April 26, 2012 Telephonic Board meeting, the Board approved changing the UBS Market Neutral Multi -Strategy Fund to  the UBS US Equity Long Short Multi-Strategy Fund.  The Fund's investment objective will change to reflect that the Fund seeks to preserve and grow capital with low correlation to the equity markets.  The Fund;s investment strategy will change to reflect its shift from a market neutral strategy to a multi-strategy that allows the Fund to vary net exposure to the equity markets.

For period ending   June 30, 2012          77D

File number 811-6637

At the November 8, 2011 Telephonic Board Meeting, the Board approved changing the investment policy with respect to investing in dollar rolls to approved eliminating the requirement to enter into dollar rolls only with government securities dealers recognized by the Federal Reserve Board, or with member banks of the Federal Reserve.

For period ending   June 30, 2012          77D

File number 811-6637

At the April 26, 2012 Telephonic Board Meeting, the Board of Trustees of the UBS Funds approved amending the emerging market country definition to read as follows:

Current language
Definition
UBS Emerging Markets Debt Fund - Prospectus
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities or any country included in an "emerging markets" index. The countries included in this definition will change over time.
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities.  Additionally, the Fund, for purposes of its investments, may consider a country included in JP Morgan or MSCI emerging markets indices to be an emerging market country. The countries included in this definition will change over time.

UBS Emerging Markets Equity Fund - Prospectus
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities or any country included in an "emerging markets" index. The countries included in this definition will change over time.
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities.  Additionally, the Fund, for purposes of its investments, may consider a country included in JP Morgan or MSCI emerging markets indices to be an emerging market country. The countries included in this definition will change over time.

UBS Funds (unfunded) - SAI
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities or any country included in an "emerging markets" index. The countries included in this definition will change over time.
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities.  Additionally, UBS Emerging Markets Small Cap Equity Fund and UBS Emerging Market Debt Fund, for purposes of their investments, may consider a country included in JP Morgan or MSCI emerging markets indices to be an emerging market country. The countries included in this definition will change over time.